Triarc Companies, Inc.
                                 280 Park Avenue
                               New York, NY 10017


                                                           For Immediate Release

CONTACT:  Anne A. Tarbell
          (212) 451-3030
          www.triarc.com


                TRIARC ELECTS EDWARD P. GARDEN VICE CHAIRMAN AND
                               DIRECTOR OF TRIARC


     New York, NY, December 16, 2004 -- Triarc Companies, Inc. (NYSE: TRY, TRY.B) announced today that its Board of Directors elected Edward P. Garden Vice Chairman and a director of the Company. He will continue to lead Triarc's corporate development team.

     Mr. Garden, 43, was appointed Executive Vice President of Triarc in August 2003. Prior thereto, Mr. Garden was a managing director of Credit Suisse First Boston ("CSFB") where he served as a senior investment banker in the Financial Sponsor Group since 1999. At CSFB, he was responsible for relationships with several large private equity firms with primary focus on origination and execution of bank, bond and equity financings as well as merger and acquisitions-related advisory services. From 1994 to 1999, Mr. Garden was a managing director at BT Alex Brown where he was a senior member of the Financial Sponsor Group and, prior to that, Co-Head of Equity Capital Markets. Mr. Garden holds an A.B. in Economics from Harvard College. Mr. Garden is the son-in-law of Nelson Peltz, the Chairman and Chief Executive Officer of Triarc.

     Commenting on Mr. Garden's election, Mr. Peltz and Peter May, Triarc's President and Chief Operating Officer, said jointly: "Since joining Triarc approximately eighteen months ago, Ed has done a truly outstanding job with our corporate development efforts. He has also assumed increasingly important roles in the strategic development of our businesses. We are delighted to recognize Ed's many critical roles in creating shareholder value at Triarc by electing him Vice Chairman and a member of Triarc's Board of Directors."

     Triarc is a holding company and through its subsidiaries, the franchisor of the Arby's(R) restaurant system and the operator of approximately 235 restaurants located in the United States. Triarc also owns an approximate 64% capital interest in Deerfield & Company LLC, a Chicago-based alternative asset manager, offering a diverse range of fixed income strategies to institutional investors.
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